Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:


                                                Three Months Ended           Nine Months Ended
                                                ------------------           -----------------
                                               Sept. 30,    Sept. 30,     Sept. 30,      Sept. 30,
                                                 2008         2007          2008           2007
                                                 ----         ----          ----           ----
                                                            (Dollars in thousands)
Earnings before fixed charges:

     Income before income taxes                $84,537      $75,323       $168,207       $162,871

     Interest and other debt expense            15,100       17,282         46,215         50,290

     Interest portion of rental expense            272          387            869          1,173
                                               -------      -------       --------       --------

     Earnings before fixed charges             $99,909      $92,992       $215,291       $214,334
                                               =======      =======       ========       ========

Fixed charges:

     Interest and other debt expense           $15,100      $17,282       $ 46,215       $ 50,290

     Interest portion of rental expense            272          387            869          1,173

     Capitalized interest                          487          683          1,708          1,878
                                               -------      -------       --------       --------

     Total fixed charges                       $15,859      $18,352       $ 48,792       $ 53,341
                                               =======      =======       ========       ========

Ratio of earnings to fixed charges                6.30         5.07           4.41           4.02


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